UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2016

QCR Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-22208

Delaware	42-1397595
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

3551 Seventh Street

Moline, Illinois 61265

(Address of principal executive offices, including zip code)

(309) 743-7721

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Item 1.01. Entry into a Material Definitive Agreement

Community State Bank Acquisition

On May 23, 2016, QCR Holdings, Inc., a Delaware corporation (“QCR Holdings”), headquartered in Moline, Illinois and serving the Quad City, Cedar Rapids, Cedar Valley and Rockford communities, entered into a Stock Purchase Agreement (the “Agreement”) with Van Diest Investment Company, an Iowa corporation (“Van Diest”). Pursuant to the terms of the Agreement, QCR Holdings will acquire from Van Diest 100% of the outstanding common stock of Community State Bank, an Iowa-chartered commercial bank and wholly owned banking subsidiary of Van Diest (“CSB”) with ten banking locations throughout the Des Moines metropolitan area, for cash consideration of $80 million. The transaction is expected to close in the fall of 2016. The description of the Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The acquisition has been unanimously approved by the board of directors of each of QCR Holdings and Van Diest and is subject to certain regulatory approvals as well as the approval and adoption of the Agreement by Van Diest’s shareholders. QCR Holdings and Van Diest have made customary representations and warranties about their business and covenants pending the closing of the acquisition, including covenants by Van Diest to cause CSB to conduct its business in the ordinary course. Van Diest has agreed not to, and has agreed to cause CSB not to, (i) solicit proposals related to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or negotiations or provide confidential information in connection with any proposals for alternative business combination transactions. Each party also has the right to terminate the Agreement under certain circumstances.

The Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of QCR Holdings and Van Diest. The assertions embodied in those representations and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a shareholder might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Interested parties should read the Agreement, together with the other information concerning QCR Holdings, publicly filed in reports and statements with the Securities and Exchange Commission.

Common Stock Offering

On May 20, 2016, QCR Holdings entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain existing shareholders and institutional investors (each an “Investor” and, collectively, the “Investors”) pursuant to which it agreed to sell an aggregate of 1,215,000 shares of its common stock (the “Shares”) at a price of $24.75 per share to the Investors for approximate gross proceeds of $30 million, before deducting anticipated expenses. QCR Holdings plans to use the net proceeds of the offering to help finance the purchase price for the pending acquisition of CSB.

The offering closed on May 23, 2016. The Shares were offered to institutional investors in a registered direct offering conducted without an underwriter or placement agent. The offer and sale of the Shares was made pursuant to QCR Holdings’ shelf registration statement on Form S-3 (SEC File No. 333-206622), which became effective on October 5, 2015, and a prospectus supplement, dated May 20, 2016.

The Purchase Agreements, a form of which has been included to provide investors with information regarding their terms, contain representations and warranties of QCR Holdings and the Investors. The assertions embodied in those representations and warranties were made for purposes of the Purchase Agreements and are subject to qualifications and limitations agreed by the respective parties. In addition, certain representations and warranties were made for purposes of allocating risk between the respective parties rather than establishing matters as facts. Interested parties should read the form of the Purchase Agreement, together with the other information concerning QCR Holdings, publicly filed in reports and statements with the Securities and Exchange Commission.

Barack Ferrazzano Kirschbaum & Nagelberg LLP issued an opinion to QCR Holdings regarding the Shares to be sold in the offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure

A copy of the press release, dated May 23, 2016, issued by QCR Holdings announcing the pending acquisition of CSB and the closing of the common stock offering, is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Additionally, QCR Holdings prepared a transaction overview, which is attached here to as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

2.1	Stock Purchase Agreement, between QCR Holdings, Inc. and Van Diest Investment Company, dated May 23, 2016.

5.1	Legal Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

10.1	Form of Securities Purchase Agreement, between QCR Holdings and the Investors, dated May 20, 2016.

23.1	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

99.1	Press Release, dated May 23, 2016.

99.2	Transaction Overview.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QCR HOLDINGS, INC

Dated: May 23, 2016	By:	/s/ Todd A. Gipple
Todd A. Gipple Executive Vice President, Chief Operating Officer and Chief Financial Officer